UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 31, 2022

Coinbase Global, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40289	46-4707224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Address Not Applicable	Address Not Applicable
(Address of principal executive offices)	(Zip Code)
Not Applicable
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.00001 par value	COIN	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On February 2, 2022, the Board of Directors (the “Board”) of Coinbase Global, Inc. (the “Company”), following a recommendation from the Nominating and Corporate Governance Committee of the Board, appointed Tobi Lütke to serve as a director of the Company, effective immediately. Mr. Lütke will serve until the earliest to occur of the Company’s 2022 annual meeting of stockholders (the “Annual Meeting”) and until his successor is duly elected and qualified, or until his death, resignation, disqualification or removal.

Mr. Lütke’s compensation will be as provided under the Company’s non-employee director compensation program (the “Non-Employee Director Compensation Program”). In connection with his election as a non-employee director of the Board and consistent with the Non-Employee Director Compensation Program, the Board granted to Mr. Lütke, effective February 2, 2022, an initial award of 1,867 restricted stock units (“RSUs”), which will vest annually over three years, subject to Mr. Lütke’s continued service as a director on the Board (the “Initial Award”), and a pro-rated annual award of 522 RSUs, which will vest on the date of the Annual Meeting, subject to Mr. Lütke’s continued service as a director on the Board (the “Annual Award”). The Initial Award and the Annual Award will accelerate in full upon the consummation of a Corporate Transaction (as defined in the Company’s 2021 Equity Incentive Plan).

The Company has entered into its standard form of indemnification agreement with Mr. Lütke. The form of the indemnification agreement was previously filed by the Company as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on February 25, 2021 (File No. 333-253482) and is incorporated by reference herein.

Similar to certain of our executive officers, directors, and holders of more than 5% of our capital stock, Mr. Lütke and other entities affiliated with Mr. Lütke have accounts on our platform and use our products and services in the ordinary course. Similar to our other customers, these individuals and entities pay us transaction and other fees related to such uses. There are no arrangements or understandings between Mr. Lütke and any other persons pursuant to which Mr. Lütke was selected as a member of the Board. There are also no family relationships between Mr. Lütke and any director or executive officer of the Company. Except as disclosed herein, Mr. Lütke does not have any other direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

(e)

On January 31, 2022, the Compensation Committee (the “Compensation Committee”) of the Board approved the payment or reimbursement by the Company to Brian Armstrong, the Company’s Chief Executive Officer, of up to $4.0 million annually in expenses related to personal security services and information technology support (the “CEO Security and IT Expenses”) together with any associated tax gross-up payments. Additionally, for 2022, the Compensation Committee approved the one-time payment or reimbursement by the Company to Mr. Armstrong of up to $1.1 million for expenses related to personal security services and information technology support improvements (the “Additional Expenses”) together with any associated tax gross-up payments. The Compensation Committee believes that the CEO Security and IT Expenses and Additional Expenses are appropriate and necessary due to the importance of Mr. Armstrong to the Company and because of his unique position with the Company, the high visibility of the Company and Mr. Armstrong, and, as a result of the Company’s business, the size of its user base, and the Company and Mr. Armstrong’s continued exposure to global media and regulatory attention.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COINBASE GLOBAL, INC.

Dated: February 2, 2022	By:	/s/ Alesia J. Haas
Alesia J. Haas
Chief Financial Officer